Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Keishi High, Investor Relations Officer
817-367-4640
Keishi.High@OmniAmerican.com

OmniAmerican Bancorp, Inc. Reports
Third Quarter 2013 Earnings,
Including 17 Percent Loan Growth

Fort Worth, Texas — October 25, 2013 - OmniAmerican Bancorp, Inc. (NASDAQ: OABC), the holding company for OmniAmerican Bank, today announced earnings for the three and nine month periods ended September 30, 2013. The financial information contained herein at and for the three and nine month periods ended September 30, 2013 is unaudited.

Third Quarter 2013 Highlights

•
Loans, net of the allowance for loan losses and deferred fees and discounts increased $127.4 million, or 17.3 percent, to $862.7 million at September 30, 2013 from $735.3 million at December 31, 2012. This increase includes a $69.4 million increase in consumer loans, a $50.0 million increase in commercial loans, and a $5.5 million increase in residential real estate loans.

•
OABC generated net income for the third quarter of 2013 of $2.2 million. This is a decrease of $100,000, or 4.4 percent, from net income for the third quarter of 2012 of $2.3 million. On a per-share basis, third quarter 2013 earnings were $0.21 per basic and diluted share, a decrease of $0.01, or 4.5 percent, compared to $0.22 per basic and diluted share reported in the third quarter of 2012.

•
Other real estate owned decreased $3.8 million, or 80.6 percent, to $927,000 at September 30, 2013 from $4.8 million at December 31, 2012. The decrease resulted primarily from sales of other real estate owned properties totaling $3.8 million during the nine months ended September 30, 2013.

•
Total assets for OABC increased $191.0 million, or 15.2 percent, to $1.45 billion at September 30, 2013 from $1.26 billion at December 31, 2012, primarily due to a $127.4 million increase in loans, net of the allowance for loan losses and deferred fees and discounts, a $68.6 million increase in securities classified as available for sale, and an $11.0 million increase in bank-owned life insurance, partially offset by a $9.8 million decrease in cash and cash equivalents.

The decrease in net income for the quarter ended September 30, 2013 compared to the quarter ended September 30, 2012 was primarily due to a $1.2 million increase in noninterest expense and a $907,000 decrease in noninterest income. The increase in noninterest expense was primarily due to increases in salaries and benefits expense and loan servicing expense. The decrease in noninterest income was primarily attributable to decreases in net gains on sales of securities available for sale and net gains on sales of loans.

These decreases in net income were partially offset by a $1.6 million increase in net interest income and a $350,000 decrease in the provision for loan losses. The net interest margin increased 36 basis points, or 10.9 percent, to 3.66 percent for the quarter ended September 30, 2013 from 3.30 percent for the quarter ended September 30, 2012. The increases in net interest income and the net interest margin resulted primarily from $1.3 million in interest income recognized upon payoff of a loan that had been on nonaccrual status. Excluding this nonaccrual interest income, net interest income would have increased $364,000 and and the net interest margin would have decreased three basis points for the quarter ended September 30, 2013 compared to the quarter ended September 30, 2012. The decrease in the provision for loan losses related primarily to improvements in asset quality.

“I am pleased with our strong earnings, improvement in asset quality and growth in the commercial loan portfolio during the third quarter,” said Tim Carter, president and CEO of OmniAmerican Bank.  “As we recently announced, OmniAmerican is discontinuing the purchase of auto loans originated through auto dealerships due to an extremely competitive rate environment.  In addition, we have taken various actions to reduce overall costs and increase efficiency, including an eight percent workforce reduction.  We believe these steps are a critical part of our evolution towards a greater focus on commercial lending, residential real estate lending and retail banking, as part of our plan for success as a full-service, relationship-focused community bank.”

OmniAmerican Bancorp, Inc. expects to record employee separation expense of approximately $800,000 during the fourth quarter of 2013 as a result of the workforce reductions.

Financial Condition as of September 30, 2013 Compared with December 31, 2012

Total assets increased $191.0 million, or 15.2 percent, to $1.45 billion at September 30, 2013 from $1.26 billion at December 31, 2012, primarily due to a $127.4 million increase in loans, net of the allowance for loan losses and deferred fees and discounts, a $68.6 million increase in securities available for sale, and an $11.0 million increase in bank-owned life insurance, partially offset by a $9.8 million decrease in cash and cash equivalents.

Cash and cash equivalents decreased $9.8 million, or 41.1 percent, to $14.1 million at September 30, 2013 from $23.9 million at December 31, 2012, primarily due to $398.4 million in cash used to originate loans, $210.0 million in cash used to purchase investment securities available for sale, a $14.3 million net decrease in deposits, $10.0 million in cash used to purchase bank-owned life insurance, and $10.0 million in cash used to repay other borrowings during the nine months ended September 30, 2013. These decreases were partially offset by $225.7 million in cash received from loan principal repayments, a $210.0 million net increase in Federal Home Loan Bank advances, $84.7 million in proceeds from principal repayments and maturities of securities, $54.2 million in proceeds from the sales of loans, and $46.2 million in proceeds from the sales of securities available for sale.

Loans held for sale decreased $7.5 million, or 84.8 percent to $1.3 million at September 30, 2013 from $8.8 million at December 31, 2012, primarily due to sales of loans held for sale of $53.0 million, partially offset by originations of loans held for sale of $45.5 million.

Securities classified as available for sale increased $68.6 million, or 17.9 percent, to $452.5 million at September 30, 2013 from $383.9 million at December 31, 2012. The increase in securities classified as available for sale is primarily attributable to purchases of securities available for sale of $210.0 million during the nine months ended September 30, 2013, partially offset by decreases due to principal repayments and maturities of $84.7 million, the sales of securities available for sale of $44.5 million, a decrease in unrealized gains of $9.7 million, and the amortization of net premiums on investments of $2.5 million.

Loans, net of the allowance for loan losses and deferred fees and discounts, increased $127.4 million, or 17.3 percent, to $862.7 million at September 30, 2013 from $735.3 million at December 31, 2012. The increase in loans included a $70.6 million increase in automobile loans, a $20.0 million increase in commercial real estate loans, a $17.0 million increase in real estate construction loans, a $12.9 million increase in commercial business loans, and a $7.0 million increase in one- to four-family residential real estate loans.

Bank-owned life insurance increased $11.0 million, or 34.3 percent, to $43.2 million at September 30, 2013 from $32.2 million at December 31, 2012, primarily due to the purchase of an additional $10.0 million of life insurance policies on certain key employees during the nine months ended September 30, 2013.

Deposits decreased $14.3 million, or 1.7 percent, to $802.0 million at September 30, 2013 from $816.3 million at December 31, 2012. The decrease was primarily due to a $20.8 million decrease in certificates of deposit, partially offset by increases in noninterest-bearing demand deposits of $3.9 million and money market deposits of $2.6 million. The decrease in certificates of deposit was primarily due to certificates of deposit that matured and were not renewed. The increase in noninterest-bearing demand deposits was primarily related to growth in commercial deposits. The increase in money market deposits was primarily attributable to increased sales of a cash sweep product.

Federal Home Loan Bank advances increased $210.0 million, or 101.4 percent, to $417.0 million at September 30, 2013 from $207.0 million at December 31, 2012. The increase in Federal Home Loan Bank advances was attributable to advances of $335.0 million, partially offset by scheduled maturities of $125.0 million during the nine months ended September 30, 2013. Other borrowings decreased $10.0 million, or 52.6 percent, to $9.0 million at September 30, 2013 from $19.0 million at

December 31, 2012, primarily due to the maturity and repayment of repurchase agreements totaling $6.0 million that occurred in January 2013 and a $4.0 million decrease in overnight borrowings.

Stockholders’ equity increased $725,000, or 0.4 percent, to $206.3 million at September 30, 2013 from $205.6 million at December 31, 2012. The increase in stockholders’ equity was primarily due to increases resulting from net income of $4.8 million, share-based compensation expense of $1.5 million, and ESOP compensation expense of $685,000 during the nine months ended September 30, 2013. These increases were partially offset by other comprehensive losses resulting from a decrease in unrealized gains on available for sale securities of $9.7 million ($6.4 million after tax).

Asset Quality as of September 30, 2013 Compared with December 31, 2012

Non-performing assets decreased $5.7 million, or 44.1 percent, to $7.3 million, or 0.50 percent of total assets, as of September 30, 2013, from $13.0 million, or 1.04 percent of total assets, as of December 31, 2012, primarily due to decreases of $3.8 million in other real estate owned and $1.9 million in non-performing loans. The decrease in other real estate owned resulted primarily from sales of other real estate owned properties totaling $3.8 million during the nine months ended September 30, 2013. The decrease in non-performing loans was primarily attributable to the repayment of a non-performing commercial real estate loan in July 2013 with a balance of $3.6 million at December 31, 2012.

Operating Results for the Three Months Ended September 30, 2013 Compared with the Three Months Ended September 30, 2012

Net income decreased $100,000, or 4.4 percent, to $2.2 million, or $0.21 per diluted share, for the quarter ended September 30, 2013 from $2.3 million, or $0.22 per diluted share, for the quarter ended September 30, 2012.

Net interest income increased $1.6 million, or 16.2 percent, to $11.6 million for the quarter ended September 30, 2013 from $10.0 million for the quarter ended September 30, 2012. Total interest income increased $937,000, or 7.5 percent, to $13.4 million for the quarter ended September 30, 2013 from $12.5 million for the quarter ended September 30, 2012, primarily due to the recognition of $1.3 million of interest income on a non-performing loan that paid off in July 2013. Excluding this $1.3 million of interest income, total interest income decreased $320,000, primarily due to a 29 basis point decrease in the average yield on interest-earning assets, partially offset by a 4.7 percent increase in the average balance of interest-earning assets. Total interest expense decreased $684,000, or 27.2 percent, to $1.8 million for the three months ended September 30, 2013 from $2.5 million for the three months ended September 30, 2012, primarily due to a 29 basis point decrease in the average rate paid on interest-bearing liabilities, partially offset by a 4.4 percent increase in the average balance of interest-bearing liabilities.

We recorded a provision for loan losses of $200,000 for the quarter ended September 30, 2013 compared to a provision of $550,000 for the quarter ended September 30, 2012. The provision for loan losses is charged to operations to bring the allowance for loan losses to a level that reflects management’s best estimate of the losses inherent in the loan portfolio. The decrease in the provision for loan losses was primarily due to improvements in asset quality. Total loans receivable increased $131.7 million, or 18.0 percent, to $864.0 million at September 30, 2013 from $732.3 million at September 30, 2012. Impaired loans decreased $6.6 million, or 30.3 percent, to $15.3 million at September 30, 2013 from $21.9 million at September 30, 2012. Non-performing loans totaled $5.9 million, or 0.69 percent, of total loans at September 30, 2013, compared to $8.4 million, or 1.14 percent, of total loans, at September 30, 2012. The allowance for loan losses as a percentage of non-performing loans increased to 112.70 percent at September 30, 2013 from 87.45 percent at September 30, 2012. Loans past due 30 days and greater decreased $2.0 million, or 25.7 percent, to $5.8 million at September 30, 2013 from $7.8 million at September 30, 2012. The allowance for loan losses to total loans receivable ratio decreased to 0.77 percent at September 30, 2013 from 1.00 percent at September 30, 2012.

Noninterest income decreased $907,000, or 19.3 percent, to $3.8 million for the quarter ended September 30, 2013 from $4.7 million for the quarter ended September 30, 2012, primarily due to decreases in net gains on sales of securities available for sale of $762,000 and net gains on sales of loans of $536,000. The decrease in net gains on sales of securities available for sale is primarily attributable to sales of $33.1 million of investment securities in the third quarter of 2012, while $3,000 of investment securities were sold in the third quarter of 2013. The decrease in net gains on sales of loans resulted primarily from a decrease in the volume of loans sold to 63 loans in the third quarter of 2013 from 150 loans in the third quarter of 2012.

Noninterest expense increased $1.2 million, or 11.0 percent, to $11.9 million for the quarter ended September 30, 2013 from $10.7 million for the quarter ended September 30, 2012, primarily due to a $586,000 increase in salaries and benefits expense, a $237,000 increase in loan servicing expense, a $172,000 increase in software and equipment maintenance expense, and a $164,000 increase in net loss on write-downs of other real estate owned. The increase in salaries and benefits expense resulted primarily from a $312,000 increase in health insurance expense due to unfavorable medical claims experience and a $213,000 increase in equity incentive plan expenses. The increase in loan servicing expense was primarily due to a $228,000 increase in the accrued liability for credit losses on loan commitments resulting from a $57.4 million increase in the balance of unfunded commitments at September 30, 2013 compared to September 30, 2012. The increase in software and equipment maintenance expense resulted primarily from the addition of new software related to our enhanced E-banking and mobile banking services as well as higher costs on renewals of existing maintenance contracts. The increase in the net loss on write-down of other real estate owned expense was primarily attributable to write-downs of other real estate owned properties to their current fair value less estimated costs to sell totaling $205,000 during the quarter ended September 30, 2013, compared to a total of $41,000 in write-downs during the quarter ended September 30, 2012.

Operating Results for the Nine Months Ended September 30, 2013 Compared with the Nine Months Ended September 30, 2012

Net income increased $264,000, or 5.8 percent, to $4.8 million, or $0.46 per diluted share, for the nine months ended September 30, 2013 from $4.5 million, or $0.44 per diluted share, for the nine months ended September 30, 2012.

Net interest income increased $159,000, or 0.5 percent, to $30.0 million for the nine months ended September 30, 2013 from $29.9 million for the nine months ended September 30, 2012, primarily due to decreases in the average balances and the average rates on interest-bearing liabilities, partially offset by a decrease in the average yield and the average balance of interest-earning assets. Total interest income decreased $2.6 million, or 6.7 percent, to $35.9 million for the nine months ended September 30, 2013 from $38.5 million for the nine months ended September 30, 2012, primarily due to a 30 basis point decrease in the average yield on interest-earning assets and a 2.9 percent decrease in the average balance of interest-earning assets, partially offset by $1.3 million of interest income recognized on a non-performing loan that paid off in July 2013. Total interest expense decreased $2.7 million, or 32.0 percent, to $5.9 million for the nine months ended September 30, 2013 from $8.6 million for the nine months ended September 30, 2012, primarily due to a 4.2 percent decrease in the average balance of interest-bearing liabilities and a 31 basis point decrease in the average rate paid on interest-bearing liabilities.

The provision for loan losses decreased $150,000, or 7.7 percent, to $1.8 million for the nine months ended September 30, 2013 from $2.0 million for the nine months ended September 30, 2012. The provision for loan losses is charged to operations to bring the allowance for loan losses to a level that reflects management’s best estimate of the losses inherent in the loan portfolio. The decrease in the provision for loan losses was primarily due to improvements in asset quality. Total loans receivable increased $131.7 million, or 18.0 percent, to $864.0 million at September 30, 2013 from $732.3 million at September 30, 2012. Impaired loans decreased $6.6 million, or 30.3 percent, to $15.3 million at September 30, 2013 from $21.9 million at September 30, 2012. Non-performing loans totaled $5.9 million, or 0.69 percent, of total loans at September 30, 2013, compared to $8.4 million, or 1.14 percent, of total loans, at September 30, 2012. The allowance for loan losses as a percentage of non-performing loans increased to 112.70 percent at September 30, 2013 from 87.45 percent at September 30, 2012. Loans past due 30 days and greater decreased $2.0 million, or 25.7 percent, to $5.8 million at September 30, 2013 from $7.8 million at September 30, 2012. The allowance for loan losses to total loans receivable ratio decreased to 0.77 percent at September 30, 2013 from 1.00 percent at September 30, 2012.

Noninterest income increased $1.5 million, or 13.1 percent, to $13.0 million for the nine months ended September 30, 2013 from $11.5 million for the nine months ended September 30, 2012, primarily due to increases in gains on sales of securities available for sale of $841,000, gains on sales of premises and equipment of $344,000, and service charges and other fees of $254,000, partially offset by a decrease in gains on sales of loans of $334,000. The increase in gains on sales of investment securities is attributable to sales of $44.5 million of investment securities for a gain of $1.7 million in the nine months ended September 30, 2013, while $59.6 million of investment securities were sold for a gain of $860,000 during the nine months ended September 30, 2012. The increase in gains on sales of premises and equipment resulted primarily from a $344,000 gain recognized on the sale of land adjacent to one of our branch locations during the nine months ended September 30, 2013. The increase in service charges and other fees was due primarily to a decrease in mortgage servicing rights impairment of $421,000 during the nine months ended September 30, 2013 compared to the same period in the prior year. The decrease in gains on sales of loans resulted primarily from less favorable pricing on loans sold due to rising interest rates in the nine months ended September 30, 2013 compared to the nine months ended September 30, 2012.

Noninterest expense increased $1.2 million, or 3.7 percent, to $33.9 million for the nine months ended September 30, 2013 from $32.7 million for the nine months ended September 30, 2012. Increases in salaries and benefits expense of $1.2 million, and loan servicing expenses of $308,000, were partially offset by a decrease in the net loss on write-down of other real estate owned of $546,000. The increase in salaries and benefits expense was due primarily to a $581,000 increase in health insurance expense due to unfavorable medical claims experience, a $334,000 increase in equity incentive plan expenses, and a $257,000 increase in salaries expense primarily due to annual salary increases implemented at the beginning of 2013. The increase in loan servicing costs was primarily due to a $239,000 increase in the accrued liability for credit losses on loan commitments due to a $57.4 million increase in the balance of unfunded commitments at September 30, 2013 compared to September 30, 2012. The decrease in the net loss on write-down of other real estate owned expense was primarily attributable to write-downs of other real estate owned properties to their current fair value less estimated costs to sell totaling $227,000 during the nine months ended September 30, 2013, compared to a total of $773,000 in write-downs during the nine months ended September 30, 2012.

About OmniAmerican Bancorp, Inc.
OmniAmerican Bancorp, Inc. is traded on the NASDAQ Global Select Market under the symbol “OABC” and is the holding company for OmniAmerican Bank, a full-service financial institution headquartered in Fort Worth, Texas. OmniAmerican Bank operates 15 full-service branches in the Dallas/Fort Worth Metroplex and offers a full array of consumer products and services as well as business/commercial services, mortgages and retirement planning. Founded over 50 years ago, OmniAmerican Bank had $1.45 billion in assets at September 30, 2013 and is proud to provide the highest level of personal service. Additional information is available at www.OmniAmerican.com.

Cautionary Statement About Forward-Looking Information
This news release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “may,” and words of similar meaning. These forward-looking statements include, but are not limited to, statements of our goals, intentions, and expectations; statements regarding our business plans, prospects, growth, and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate acquired entities, if any; changes in consumer spending, borrowing, and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission, and the Public Company Accounting Oversight Board; inability of borrowers and/or third-party providers to perform their obligations to us; the effect of developments in the secondary market affecting our loan pricing; changes in our organization, compensation, and benefit plans; changes in our financial condition or results of operations that reduce capital available to pay dividends; changes in the financial condition or future prospects of issuers of securities that we own; changes resulting from intense compliance and regulatory costs associated with the Dodd-Frank Wall Street Reform and Consumer Protection Act; and changes in our regulatory capital resulting from compliance with the final Basel III capital rules.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

OmniAmerican Bancorp, Inc. and Subsidiary
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands, except per share data)

	September 30,	December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$14,060	$23,853
Investments:
Securities available for sale at fair value	452,500	383,909
Other	20,352	12,867
Loans held for sale	1,341	8,829

Loans, net of deferred fees and discounts	869,344	742,171
Less allowance for loan losses	(6,690)	(6,900)
Loans, net	862,654	735,271
Premises and equipment, net	41,714	43,126
Bank-owned life insurance	43,234	32,183
Other real estate owned	927	4,769
Mortgage servicing rights	1,385	1,009
Deferred tax asset, net	3,765	1,039
Accrued interest receivable	3,502	3,340
Other assets	2,948	7,154
Total assets	$1,448,382	$1,257,349

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$51,209	$47,331
Interest-bearing	750,808	768,971
Total deposits	802,017	816,302

Federal Home Loan Bank advances	417,000	207,000
Other borrowings	9,000	19,000
Accrued expenses and other liabilities	14,062	9,469
Total liabilities	1,242,079	1,051,771

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.01 per share; 100,000,000 shares authorized; 11,464,131 shares issued and outstanding at September 30, 2013 and 11,444,800 shares issued and outstanding at December 31, 2012	115	114
Additional paid-in capital	108,741	106,684
Unallocated Employee Stock Ownership Plan (“ESOP”) shares	(8,094)	(8,379)
Retained earnings	106,680	101,877
Accumulated other comprehensive (loss) income	(1,139)	5,282
Total stockholders’ equity	206,303	205,578
Total liabilities and stockholders’ equity	$1,448,382	$1,257,349

OmniAmerican Bancorp, Inc. and Subsidiary
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Interest income:
Loans, including fees	$11,097	$9,753	$29,263	$29,139
Securities — taxable	2,335	2,742	6,613	9,331
Securities — nontaxable	—	—	1	—
Total interest income	13,432	12,495	35,877	38,470
Interest expense:
Deposits	1,181	1,530	4,028	4,781
Borrowed funds	646	981	1,832	3,831
Total interest expense	1,827	2,511	5,860	8,612
Net interest income	11,605	9,984	30,017	29,858
Provision for loan losses	200	550	1,800	1,950
Net interest income after provision for loan losses	11,405	9,434	28,217	27,908
Noninterest income:
Service charges and other fees	2,349	2,263	6,795	6,541
Net gains on sales of loans	405	941	1,427	1,761
Net gains on sales of securities available for sale	—	762	1,701	860
Net gains (losses) on sales of premises and equipment	—	(1)	344	—
Net gains (losses) on sales of repossessed assets	20	(91)	17	(65)
Commissions	462	341	1,067	1,080
Increase in cash surrender value of bank-owned life insurance	368	317	1,051	854
Other income	193	172	640	497
Total noninterest income	3,797	4,704	13,042	11,528
Noninterest expense:
Salaries and benefits	6,645	6,059	19,442	18,226
Software and equipment maintenance	719	547	2,025	1,765
Depreciation of furniture, software and equipment	394	432	1,222	1,321
FDIC insurance	193	211	522	635
Net loss on write-down of other real estate owned	205	41	227	773
Real estate owned (income) expense	(29)	47	(64)	135
Service fees	133	116	373	353
Communications costs	258	267	731	806
Other operations expense	775	733	2,341	2,296
Occupancy	959	1,004	2,884	2,918
Professional and outside services	1,145	1,063	3,185	2,919
Loan servicing	281	44	513	205
Marketing	212	144	520	362
Total noninterest expense	11,890	10,708	33,921	32,714
Income before income tax expense	3,312	3,430	7,338	6,722
Income tax expense	1,116	1,134	2,535	2,183
Net income	$2,196	$2,296	$4,803	$4,539

Earnings per share:
Basic	$0.21	$0.22	$0.46	$0.44
Diluted	$0.21	$0.22	$0.46	$0.44

OmniAmerican Bancorp, Inc. and Subsidiary
Selected Consolidated Financial Ratios and Other Data (Unaudited)
(Dollars in thousands, except per share data)

	At or For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
Share Data:
Total shares outstanding at period end	11,464,131	11,452,552	11,443,704	11,444,800	11,435,300
Weighted average shares outstanding — Basic	10,447,002	10,376,689	10,358,984	10,349,386	10,338,792
Weighted average shares outstanding — Diluted	10,559,323	10,525,558	10,530,373	10,467,533	10,420,382
Basic earnings per share	$0.21	$0.06	$0.19	$0.11	$0.22
Diluted earnings per share	$0.21	$0.06	$0.18	$0.11	$0.22
Book value per share	$18.00	$17.67	$18.01	$17.96	$17.91

Performance Ratios:
Return on average assets (1)	0.64%	0.21%	0.61%	0.36%	0.70%
Return on average equity (1)	4.31%	1.30%	3.75%	2.25%	4.50%
Noninterest expense to average total assets (1)	3.46%	3.32%	3.59%	3.69%	3.25%
Efficiency ratio (2)	77.20%	83.55%	76.30%	86.35%	72.90%

Selected Balance Sheet Data:
Equity to total assets	14.24%	15.38%	16.14%	16.35%	15.97%

Capital Ratios:(3)
Total capital (to risk-weighted assets)	22.29%	23.88%	25.22%	25.47%	25.46%
Tier I capital (to risk-weighted assets)	21.54%	23.03%	24.32%	24.56%	24.49%
Tier I capital (to total assets)	14.13%	15.29%	15.64%	15.67%	15.20%

Asset Quality Ratios:
Non-performing assets to total assets	0.50%	1.03%	1.04%	1.04%	1.11%
Non-performing loans to total loans	0.69%	1.12%	1.13%	1.06%	1.14%
Allowance for loan losses to non-performing loans	112.70%	78.41%	82.49%	87.81%	87.45%
Allowance for loan losses to total loans	0.77%	0.88%	0.93%	0.93%	1.00%
Net charge-offs to average loans outstanding (1)	0.28%	0.49%	0.26%	0.22%	0.21%

_______________________
(1) Annualized.
(2) The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.
(3) Without giving effect to the final Basel III capital rules that apply to reporting periods beginning after January 1, 2015.

OmniAmerican Bancorp, Inc. and Subsidiary
Selected Consolidated Financial Ratios and Other Data (Unaudited)
(Dollars in thousands, except per share data)

	At or For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
Average Balances:
Loans	$842,492	$771,460	$746,674	$743,417	$751,068
Securities	403,988	391,626	391,258	390,761	439,636
Other interest-earning assets	20,912	15,810	17,523	32,323	20,226
Total interest-earning assets	$1,267,392	$1,178,896	$1,155,455	$1,166,501	$1,210,930
Deposits:
Interest-bearing demand	$140,172	$142,766	$137,507	$134,784	$134,473
Savings and money market	334,025	332,483	332,490	334,297	332,969
Certificates of deposit	276,817	288,778	293,204	295,271	296,217
FHLB advances and other borrowings	352,634	254,437	233,331	244,927	293,700
Total interest-bearing liabilities	$1,103,648	$1,018,464	$996,532	$1,009,279	$1,057,359

Yields/Rates (1):
Loans (2)	5.27%	4.80%	4.77%	4.96%	5.19%
Securities	2.29%	2.14%	2.19%	2.36%	2.47%
Other interest-earning assets	0.36%	0.43%	0.50%	0.41%	0.47%
Total interest-earning assets (2)	4.24%	3.86%	3.83%	3.96%	4.13%
Deposits:
Interest-bearing demand	0.06%	0.07%	0.09%	0.09%	0.09%
Savings and money market	0.17%	0.17%	0.18%	0.19%	0.19%
Certificates of deposit	1.47%	1.69%	1.74%	1.78%	1.82%
FHLB advances and other borrowings	0.73%	0.89%	1.07%	1.20%	1.34%
Total interest-bearing liabilities	0.66%	0.77%	0.83%	0.88%	0.95%

Other Data:
Interest rate spread (2) (3)	3.58%	3.09%	3.00%	3.08%	3.18%
Net interest margin (2) (4)	3.66%	3.20%	3.11%	3.20%	3.30%

_______________________
(1) Annualized.
(2) Yields on loans and total interest-earning assets, the interest rate spread and the net interest margin include the effects of $1.3 million of non-accrual interest income recorded during the quarter ended September 30, 2013. The yields on loans and total interest-earning assets would have been 4.68% and 3.84%, respectively, excluding this non-accrual interest income. In addition, the interest rate spread would have been 3.18% and the net interest margin would have been 3.27%.

(3) The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities for the period.
(4) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.